Exhibit 99.1

FOR IMMEDIATE RELEASE

                   Speaking Roses(R) to License Technology for
                    Embossing on Roses to Dole Fresh Flowers

               Agreement will allow company to sell embossed roses
                      to mass market and floral wholesalers

SALT LAKE CITY, Utah - November 10, 2004 - Speaking Roses International, Inc. (OTC: SRII) is the first company to emboss messages and images directly onto the petals of live flowers. Through its unique, patent protected embossing technology, Speaking Roses can print text and images in any color while preserving the integrity of the petal. Speaking Roses today announced an agreement to license its technology to Dole Fresh Flowers, a subsidiary of Dole Food Company, Inc. The agreement will allow Dole Fresh Flowers to produce, market and sell Speaking Roses to the mass market and floral wholesalers.

"We are pleased to be working with a distinguished market leader like Dole Fresh Flowers," said Blaine Harris, chief executive officer of Speaking Roses. "Together we will bring the personalization and creativity of Speaking Roses to a broader audience. It is gratifying to be doing business with such a high caliber, trend-setting company, and a testament to the innovation behind our products."

Speaking Roses can be purchased directly online at www.speakingroses.com, or by calling 1-866-400-ROSE.

Since its inception in 2003, Speaking Roses has been tapped for several high profile events and partnerships, including

o      The Kentucky Derby "Run for the Roses"
o      The 2004 Radio Music Awards
o      Elvis Presley Enterprises
o      The Indy 500
o      Trista and Ryan's Wedding on ABC-TV
o      International Radio and Television Society Foundation Awards
o      Radio Music Awards

About Speaking Roses International, Inc.

Speaking Roses International, Inc. (OTC: SRII) is a company with proprietary technology for printing images and messages on flowers. Its products are used for gifts, corporate promotions, employee incentives, weddings and special events. Based in Salt Lake City, Utah, Speaking Roses has production facilities in Salt Lake, Chicago, Atlanta and Miami and is available in the United States, Australia, Canada, Hong Kong, China, Malaysia and Singapore and Europe. The company is the first to declare a strategy to unite the greeting card and floral industries through a single, elegant floral product.

About Dole Fresh Flowers

Dole is the largest grower of fresh-cut flowers in the world and one of the largest importers and marketers of fresh-cut flowers in the United States.
Flowers grown in Colombia and Ecuador are imported and marketed by Dole primarily to wholesale florists and retail grocery chains. Dole sells more than 50 million bouquets and consumer bunches annually in the United States, which equates to more than 5,700 bouquets and consumer bunches purchased every day.

Dole Food Company, Inc., with 2003 revenues of 4.8 billion, is the world's largest producer and marketer of high-quality fresh fruit, fresh vegetables and fresh-cut flowers. Dole markets a growing line of packaged and frozen foods and is a produce industry leader in nutrition education and research.

Cautionary statement for purposes for the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995:

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These include statements relating to our future business operations. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, such as our ability to develop a market for our products, the acceptance by the public of the floral embossing product concept, performance by third parties of their contractual obligations to us, and our ability to manage growth, technological change and competitive factors.

All information in this press release is as of November 10, 2004, and we undertake no duty to update this information. A more complete description of the risks associated with our historical business operations can be found in our filings with the Securities and Exchange Commission.

Contact:
Joey Marquart
Coltrin & Associates for Speaking Roses
(212) 221-1616
joey_marquart@coltrin.com


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